SOFTWARE MARKETING AGREEMENT


     This SOFTWARE MARKETING AGREEMENT (this "Agreement"), dated May 15, 1999, is made and entered into by and between Coherence Technology Inc, a Delaware corporation (hereinafter referred to as "COHERENCE"), and Sharp Technology, Inc., a Delaware corporation (hereinafter referred to as "SHARP").

COHERENCE  and  SHARP  hereby  agree  as  follows:

Section  1

PURPOSE

     This Agreement sets forth the terms and conditions under which SHARP shall provide, and COHERENCE shall receive, assistance in marketing the Program Offering.

     The Program Offering consists of a desktop software program referred to as "Dr. Y2K" in executable or usable form and further described as:

Dr. Y2K is a desktop application which tests the BIOS and O/S clocks on standard Windows based PC's to see that they are Year 2000 compliant.

     The Program Offering is a set of Copyable Materials, which consist of a custom set of program code, provided to SHARP in copyable form for SHARP to copy for redistribution by U S West Communications Inc., and covered by an End-User Agreement requiring execution by the End-User, and COHERENCE, prior to productive use of the program.

Section  2

SCOPE  OF  MARKETING  AND  SERVICE

     COHERENCE hereby grants SHARP a nonexclusive right and license to market, and otherwise distribute an unlimited number of copies of the Copyable Materials in connection with its redistribution contract with US West Communications Inc. The foregoing includes all rights necessary for (1) copying and distributing the Copyable Materials via CD distribution or web site download for purposes of the sale or license to End-Users in the geographic territories covered by U S West Communications, Inc. during the period from June 20, 1999 to December 31, 2000 (hereinafter referred to as the "Territory" and the "Time-frame"); (2) conducting demonstration or training activities in support of such distribution; and (3) providing incremental support for End-Users in addition to the support services guaranteed by COHERENCE.

Section  3

END-USER  AGREEMENT

     COHERENCE shall cause each End-User to receive an End-User Agreement covering the Program Offering it is providing. The End-User Agreement shall be substantially in the form of the agreement COHERENCE currently uses as its standard domestic end-user agreement. The End-User Agreement shall be authorized for execution by each End-User without any requirement of execution by COHERENCE, so that it becomes effective upon execution by the End-User.

Section  4

COHERENCE'S  SUPPORT  OBLIGATIONS

     4.1 Direct Services. COHERENCE shall make available and provide to the End-Users generated by this Agreement, the types of maintenance and support it provides to its best class of End-User. SHARP is authorized to provide any further types of maintenance and support for the benefit of End-Users, at its own expense through the use of its own resources.

     4.3 Updated Versions. COHERENCE shall make, introduce, and provide to SHARP for distribution updated versions of the Program Offering, including fixes, enhancements, and new releases or editions, of the same nature and on the same timetable as the updated versions made and introduced with respect to the Owner's other versions of the Program Offering, if any. COHERENCE shall notify SHARP as soon as possible when such updated versions are introduced.


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Section  5

Intentionally  left  blank.

Section  6

PAYMENT  TERMS  AND  CUSTOMER  SHARING

     6.1 Payments for Programs. In exchange for all rights and licenses granted in this agreement, SHARP shall pay to COHERENCE the sum of One Hundred Fifty Thousand Dollars ($150,000), in cash. The first payment of Fifty Thousand Dollars ($50,000) shall be due and payable on January 15, 2000. The remaining $100,000 shall be paid into two equal installments of $50,000 to be paid not later than April 15, 2000 and July 15, 2000 respectively. In the event SHARP elects to pay the entire cash amount due before the close of business January 15, 1999, they will enjoy an early pay discount in the amount of $25,000.

In addition, Sharp herewith grants an Option to COHERENCE to purchase 50,000 shares of SHARP's common stock at an exercise price of 25 cents per share when, and if, SHARP becomes a publicly traded company.

     6.2 Customer Sharing. The customers who accept the Program Offering under the terms of this agreement, shall be considered to be shared customers. Customer information shall be shared between the two companies within 15 days of the date such customer information first becomes available to SHARP.

Section  7

TERM  AND  TERMINATION

     7.1 Term. The term of this Agreement shall commence upon its execution by both COHERENCE and SHARP and shall continue until December 31, 2000, unless earlier terminated pursuant to Section 7.2.

     7.2 Termination. This Agreement may be terminated only (1) by either party in the event that the other party has committed a material breach of any of its obligations hereunder that has not been cured within 60 days after the breaching party has received notice thereof; (2) by mutual written agreement of the parties.

     7.3 Survival. Notwithstanding any termination of this Agreement, COHERENCE's obligations concerning support and maintenance under Section 4.1, COHERENCE's assurances under Sections 8.1 and 8.8, and the general limitations contained in Section 8.4 shall survive and continue in effect in accordance with their terms.

Section  8

MISCELLANEOUS

     8.1 Warranties. COHERENCE represents and warrants, on a present and ongoing basis, that (1) COHERENCE has all intellectual property rights in the Program Offerings necessary to enable SHARP to provide the assistance contemplated by this Agreement, to sell, lease, or license the Program Offerings to End-Users in the Territory during the Timeframe, and to perform its other obligations under this Agreement; (2) COHERENCE's commitments and the rights and privileges granted to SHARP hereunder do not conflict with any other agreement or legal obligation of COHERENCE; (3) the Program Offerings have been prepared with professional skill and diligence, meet the requirements of the descriptive materials provided by COHERENCE to SHARP and/or the End-Users, and conform to all quality and performance standards established by COHERENCE for the Program Offerings; and (4) COHERENCE has not, in entering this Agreement, relied on any promises, inducements, or representations of SHARP except for those expressly stated in this Agreement.

     8.2 Confidential Information. Unless otherwise agreed to in writing signed by the authorized representatives of both parties, neither party shall provide the other party with information that is confidential or proprietary to itself or any third party. Accordingly, no obligation of confidentiality of any kind is assumed by, or shall be implied against, either party by virtue of its


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discussions  and/or  correspondence  with the other party or with respect to any information received (in whatever form or whenever received) from the other party under this Agreement or in activities related thereto.

     8.3 Administrators. The parties each hereby designate an Administrator to receive notices, payments, and any other contact between the parties pursuant to this Agreement.

     COHERENCE's  Administrator  is:

          Robert  Wesolek
          President
          101  Westcott,  Suite  304
          Houston,  TX  77007

     SHARP's  Administrator  is:

          George  Sharp
          President
          5120  Woodway,  Suite  9029
          Houston,  TX  77056

     Either party may change its Administrator pursuant to written notice to the other party containing an express reference to this Agreement.

     8.4 Limitations. Neither party shall be entitled to indirect, incidental, or consequential damages, including lost profits based on any breach or default under this Agreement. This limitation shall not apply to any liabilities of COHERENCE for warranty matters or infringement or any liabilities based on obligations to third parties. In no event shall SHARP be liable under this Agreement to COHERENCE, its successors, and assigns for damages exceeding the amounts payable and as yet unpaid by SHARP under this Agreement in accordance with its terms.

     8.5 Freedom of Action. Nothing in this Agreement shall be construed as prohibiting or restricting either party from independently developing or acquiring and marketing materials and/or programs that are competitive with the Program Offering.

     8.6 No Guarantee of Marketing Success. SHARP makes no representations, warranties, or promises, express or implied, to COHERENCE as to the success of its marketing efforts pursuant to this Agreement or with respect to the amount of payments that may accrue under the terms of this Agreement.

     8.7 Compliance With Laws. Except to the extent such obligation is expressly assumed by SHARP, COHERENCE shall, at its own expense, comply with any laws relating to the sale, lease, or license of the Program Offerings, and shall procure all licenses and pay all fees and other charges required thereby. Both COHERENCE and SHARP shall limit their actions hereunder, and COHERENCE shall require each End-User to limit its actions under the End-User Agreement, to conform to applicable laws regarding the export or reexport of any information, or any process, product, or service, to countries specified as prohibited destinations, including the Regulations of the U.S. Department of Commerce and/or the U.S. State Department, to the extent applicable.

     8.8 Indemnity. COHERENCE agrees to protect, defend, hold harmless, and indemnify SHARP, its subsidiaries and their customers from and against any and all claims, damages, liabilities, losses, and expenses, arising out of any actual or alleged (1) defect or nonconformity of the Program Offerings, (2) noncompliance of COHERENCE with the terms of the End-User Agreement or any other agreement between COHERENCE and any third party, (3) noncompliance of COHERENCE or the Program Offerings with applicable laws, or (4) breach of COHERENCE's obligations under this Agreement. COHERENCE shall pay all damages, settlements, expenses, and costs, including costs of investigation, court costs and attorneys' fees, incurred in connection with such payment, provided that such payment shall be contingent on (1) notice by SHARP to COHERENCE in writing of such claim; (2) cooperation by SHARP with COHERENCE in the defense thereof, at COHERENCE's expense; and (3) SHARP's obtaining COHERENCE's prior written consent of any settlement by SHARP of such matters, which consent shall not be unreasonably withheld.


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     8.9  Independent  Contractor.  COHERENCE is and shall remain an independent contractor with respect to all work completed pursuant to this Agreement. Neither COHERENCE nor any employee of COHERENCE shall be considered an employee or agent of SHARP for any purpose.

     8.10 No Assignment. COHERENCE may not sell, transfer, assign, or subcontract any right or obligation set forth in this Agreement, without the prior written consent of SHARP. Any act in derogation of the foregoing shall be null and void.

     8.11 Governing Law. The validity, construction, and performance of this Agreement will be governed by the substantive law of the State of Texas .

     8.12 Amendments in Writing. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to the Agreement by number and the provisions so affected and is executed by an authorized representative of both parties. No failure or delay by SHARP in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

     8.13 Entire Agreement. COHERENCE agrees that it has assessed the opportunity for marketing the COHERENCE Materials independently of any representation or information provided by SHARP. The provisions of this Agreement constitute the entire agreement between the parties and supersede all prior agreements, oral or written, relating to the subject matter of this Agreement except for any agreements specifically referenced herein. Any terms contained in COHERENCE invoices, acknowledgments, shipping instructions, or other forms shall be void and of no effect.

     8.14 Conflicts with US West Agreement. Should any of the terms of this agreement be in conflict with the US West Co Branded Marketing Agreement, or Amendment No. 1 thereto, The terms of the West Co Branded Marketing Agreement, or Amendment No. 1 thereto shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives.


ACCEPTED  AND  AGREED  TO:

SHARP  Technology,  Inc.

/s/  George  Sharp
---------------------
By:    George  Sharp
Title: President



ACCEPTED  AND  AGREED  TO:

COHERENCE,  Inc.

/s/  Robert  Wesolek
---------------------
By:  R C Wesolek
Title: President


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